As filed with the Securities and Exchange Commission on June 10, 2004
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SIPEX CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-6135748 (I.R.S. Employer Identification Number)

233 South Hillview Drive
Milpitas, CA 95035
(408) 934-7500
(Address of principal executive offices) (Zip Code)

2002 Nonstatutory Stock Option Plan
Stand-Alone Option Agreements
(Full title of the plans)

Walid Maghribi
President & Chief Executive Officer
SIPEX Corporation
233 South Hillview Drive
Milpitas, CA 95035
(408) 934-7500
(Name and address including zip code and telephone number,
including area code, of agent for service)

Copies to:
Jeffrey D. Saper, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

Calculation of Registration Fee

		Proposed Maximum
		Aggregate	Proposed Maximum
Title of Securities to	Amount to be	Offering Price	Aggregate		Amount of
be Registered	Registered (1)	Per Share	Offering Price		Registration Fee
2002 NONSTATUTORY STOCK OPTION PLAN
Common Stock, par value $.01 per share	784,034	$4.7304 (2)	$3,708,794	(2)	$469.90	(2)
	215,966	$6.11 (3)	$1,319,552	(3)	$167.19	(3)
Stand-Alone Option Agreements
Common Stock, par value $.01 per share	2,844,925	$2.9014 (2)	$8,254,265	(2)	$1,045.82	(2)

TOTAL	3,844,925		$13,282,611		$1,682.91

(1)	Pursuant to Rule 416(a) of Regulation C under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)	Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h)(1) of Regulation C under the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised. The Proposed Maximum Offering Price Per Share represents a weighted average of the exercise prices for such shares. With respect to 784,034 shares subject to outstanding options to purchase Common Stock under the 2002 Nonstatutory Option Plan described above, the range of exercise prices is $2.34 per share to $9.29 per share and the Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price of $4.7304 per share. With respect to 2,844,925 shares subject to outstanding options to purchase Common Stock under stand-alone option agreements described above, the range of exercise prices is $1.70 per share to $4.26 per share and the Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price of $2.9014 per share.

(3)	Pursuant to Rule 457(c) and (h)(1) of Regulation C under the Securities Act, the price of $6.11 per share, is the average of the high and low prices of the Common Stock as reported on The Nasdaq National Market on June 7, 2004 and is set forth solely for purposes of calculating the filing fee for those shares without a fixed exercise price.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission, or SEC, and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2. Registrant Information And Employee Plan Annual Information.

     The documents containing the information specified in this Item 2 will be sent or given to employees without charge, upon written or oral request, as specified by Rule 428(b)(1). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

     On November 21, 2001, the Registrant filed a Registration Statement on Form S-8 (Registration No. 333-73880) with the SEC to register shares of Common Stock that were reserved for issuance pursuant to options granted under the Registrant’s 2002 Nonstatutory Stock Option Plan. The Registrant is filing this Registration Statement on Form S-8 to register additional shares of Common Stock that may be issued pursuant to options granted under the Registrant’s 2002 Nonstatutory Stock Option Plan. The number of shares of Common Stock for which options may be granted under the 2002 Nonstatutory Stock Option Plan was increased by 1,000,000 shares effective October 4, 2002.

     This Registration Statement on Form S-8 is also being filed for the purpose of registering an additional 2,844,925 shares of the Registrant’s Common Stock to be issued pursuant to certain Stand-Alone Option Agreements approved by the Registrant’s Board of Directors, as shown in the table below.

Stand-Alone Option Agreements

Optionee	Number of Shares	Grant Date
Dimitry Goder	100,000	August 5, 2002
Heidi Hager-Holmes	5,000	January 13, 2003
Phillip A. Kagel	140,625	February 10, 2003
Chan Wai Lee	1,300	December 16, 2002
Melissa Lee	80,000	November 18, 2002
Won Chui Ling	1,000	December 16, 2002
Sailesh Maganlal	5,000	December 2, 2002

Optionee	Number of Shares	Grant Date
Walid H. Maghribi	1,700,000	August 19, 2002
Ted Park	4,000	January 6, 2003
William Pelletier	100,000	July 29, 2002
Kevin W. Plouse	300,000	September 17, 2002
Joseph T. Rauschmayer	350,000	September 30, 2002
Grant Swanson	3,000	September 17, 2002
Susan L. Thomas	30,000	December 23, 2002
James Kun Ming Wang	25,000	January 6, 2003

Item 3. Incorporation Of Documents By Reference.

     The following documents filed by SIPEX Corporation (the “Registrant”) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference as of their respective dates:

     (a) The Registrant’s Annual Report on Form 10-K for the period ended December 31, 2003, filed with the SEC on March 15, 2004;

     (b) The Registrant’s Quarterly Report on Form 10-Q for the period ended April 3, 2004, filed with the SEC on May 13, 2004; and

     (c) The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s registration statement on Form 8-A filed with the SEC on October 28, 2003 pursuant to Section 12(g) of the Exchange Act.

     All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description Of Securities.

     Not applicable.

Item 5. Interest Of Named Experts And Counsel

     Not applicable.

Item 6. Indemnification Of Directors And Officers.

     Our bylaws and certificate of incorporation limit the liability of our directors and officers for expenses to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

     Our bylaws and certificate of incorporation provide that we must indemnify our directors and may indemnify our other officers, employees and agents to the fullest extent permitted by law.

     We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our bylaws and certificate of incorporation. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Sipex, arising out of such person’s services as a director, officer, employee or agent of Sipex or any other company or enterprise to which the person provides services at our request.

     Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws and certificate of incorporation would permit indemnification. We also maintain an insurance policy insuring our directors and officers against liability for certain acts and omissions while acting in their official capacities.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description
4.1*	2002 Nonstatutory Stock Option Plan (the “NSO Plan”).

4.2*	Form of NSO Plan Option Agreement.

4.3	Amended and Restated NSO Plan.

4.4	Stand-Alone Stock Option Agreement by and between Registrant and Walid Maghribi.

4.5	Form of Stand-Alone Stock Option Agreement by and between Registrant and each of Phillip A. Kagel, Kevin W. Plouse, and Joseph T. Rauschmayer.

4.6	Form of Stand-Alone Stock Option Agreement by and between Registrant and each of the other parties to the Stand-Alone Option Agreements noted in this Registration Statement.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

Exhibit
Number	Description
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

*	Incorporated by reference from the Company’s Registration Statement on Form S-8 (File No. 333-73880), filed with the SEC on November 21, 2001.

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Milpitas, State of California, on June 9, 2004.

SIPEX CORPORATION
By:	/s/ Clyde R. Wallin
Clyde R. Wallin, Senior Vice President of
Finance and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clyde R. Wallin, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 9, 2004 by the following persons in the capacities indicated.

/s/ Walid Maghribi Walid Maghribi	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Clyde R. Wallin Clyde R. Wallin	Senior Vice President of Finance and Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ John D. Arnold John D. Arnold	Director

Joseph C. Consoli	Director

Douglas M. McBurnie	Chairman of the Board of Directors

/s/ Lionel H. Olmer Lionel H. Olmer	Director

/s/ Thomas P. Redfern Thomas P. Redfern	Director

Index to Exhibits

Exhibit
Number	Description
4.1*	2002 Nonstatutory Stock Option Plan (the “NSO Plan”).

4.2*	Form of NSO Plan Option Agreement.

4.3	Amended and Restated NSO Plan.

4.4	Form of Stand-Alone Stock Option Agreement by and between Registrant and Walid Maghribi.

4.5	Form of Stand-Alone Stock Option Agreement by and between Registrant and each of Phillip A. Kagel, Kevin W. Plouse, and Joseph T. Rauschmayer.

4.6	Form of Stand-Alone Stock Option Agreement by and between Registrant and each of the other parties to the Stand-Alone Option Agreements noted in this Registration Statement.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

*	Incorporated by reference from the Company’s Registration Statement on Form S-8 (File No. 333-73880), filed with the SEC on November 21, 2001.